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                     May 11, 2023

       Garrett Schreiber
       Chief Financial Officer
       FAST Acquisition Corp. II
       109 Old Branchville Road
       Ridgefield, Connecticut 06877

                                                        Re: FAST Acquisition
Corp. II
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 1-40214

       Dear Garrett Schreiber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services